Exhibit 10.1

PURCHASE AND SALE AGREEMENT

(Midtown Row, Williamsburg, Virginia)

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 21 day of December, 2021, by and between (i) BBL CURRENT OWNER, LLC, a Delaware limited liability company (“Seller”); and (ii) BROAD STREET REALTY, INC., a Delaware corporation, its nominee, designee or assignee (“Purchaser”). The “Effective Date” of this Agreement is hereby defined as the latter of the dates on which Seller and Purchaser shall have executed and delivered a fully executed original of this Agreement to the Purchaser.

RECITALS:

R-1. Seller is the owner of the “Property” (as hereinafter defined) located at 201-221 Monticello Avenue, Williamsburg, Virginia, along with all improvements located in, on or under the land.

R-2. Seller desires to sell and convey and Purchaser desires to purchase and acquire fee simple title to the Property subject to and upon the terms and conditions more fully set forth below in this Agreement.

NOW, THEREFORE, in consideration of the “Deposit” (as hereinafter defined) to be posted by Purchaser, the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and Seller hereby agree as follows:

1. Certain Definitions.

A. The term “Land” shall mean and refer to 201-221 Monticello Avenue, Williamsburg, Virginia, legally and more particularly described on the attached Exhibit A, together with all easements, licenses, benefits, rights, privileges, and appurtenances thereunto belonging or in any way appertaining thereto, including, without limitation, all sewer rights allocated to the Land and the “Improvements” (hereinafter defined); all minerals and other natural deposits, gas, oil, timber, air, water and riparian rights; and any unpaid award in respect of any street, road, or avenue in front of or adjoining the Land and the Improvements, and in and to any unpaid award for damage by reason of any change in the grade of any such street, road or avenue.

B. The term “Improvements” shall mean and refer to: (i) all facilities, improvements, buildings, structures, utilities and amenities owned by Seller and existing and/or constructed on the Land,; (ii) all fixtures, furniture, furnishings, appliances, equipment, decorative items, inventory, supplies, tools and other personal property owned by Seller (specifically excluding any personal property owned by any tenant) and used in connection with the operation and/or maintenance of the Property, as more particularly described on Exhibit B hereto; (iii) all “Residential Leases” with tenants of the Residential Condominium and all “Retail Leases” with tenants of the Retail Condominium, the Residential Leases and the Retail Leases are, together, the “Leases” (including without limitation all amendments, modifications and related binding side letters concerning tenants’ use and occupancy of the Property), as described more fully on Exhibit C hereto; (iv) all contracts and agreements relating to the operation and maintenance of the Property or connected therewith (collectively, the “Service Contracts”), the list of which is described more fully on Exhibit D hereto; (v) all business licenses and permits (to the extent transferable), occupancy leases, and good will; (vi) all of Seller’s rights in or to condemnation awards, insurance proceeds (to the extent not applied to restoration), deposits, escrows, reserves and prepaid amounts under contracts and/or leases pertaining to the Property subject to adjustments between Seller and Purchaser at “Closing” (as hereinafter defined); (vii) all assignable warranties, guaranties, bonds, claims and rights running to or assigned to Seller in connection with the construction, maintenance, operation or repair of the Property or any component thereof, the list of which is described more fully on Exhibit E hereto; (viii) all of Seller’s right, title and interest, if any, in and to any drawings, plans, specifications, surveys, manuals and contracts relating to construction, maintenance and operation of the Property that are in Seller’s possession on the Effective Date; (ix) the right to copy all business and operating books and records pertaining to the Property, subject to Seller’s continued right to retain the originals thereof; (x) all other tangible or intangible property or rights which Seller owns or in which Seller has an interest in connection with its ownership and operation of the Property including any websites and the right to use the name “Midtown Row”; and (xi) all right, title and interest of Seller in and to any street, road or avenue open or proposed adjoining the Land.

C. The term “Property” shall mean and refer to the Land together with the Improvements.

2. Agreement of Purchase and Sale. Seller agrees to sell, grant and convey, and Purchaser agrees to purchase, receive and pay for, the Property on the terms and conditions herein provided.

3. Purchase Price and Deposit. The total purchase price for the Property, subject to closing adjustments hereinafter provided (the “Purchase Price”) shall be ONE HUNDRED TWENTY-TWO MILLION AND NO/100 DOLLARS ($122,000,000.00). Pursuant to the terms of certain condominium documents the Property has been divided into a residential condominium (the “Residential Condominium”) and a retail condominium (the “Retail Condominium”) and ONE HUNDRED TEN MILLION DOLLARS ($110,000,000.00) of the Purchase Price will be allocated to the Residential Condominium and TWELVE MILLION DOLLARS ($12,000,000.00) of the Purchase Price will be allocated to the Retail Condominium. Notwithstanding the foregoing allocations, Purchaser shall have the right prior to Closing, to reallocate the price of the Residential Condominium and the Retail Condominium, provided that the total amount of the Purchase Price shall not change. The Purchase Price shall be payable as follows:

A. Not later than three (3) business days after the Effective Date, if not sooner delivered, Purchaser shall deposit in escrow with the law firm of Shulman, Rogers, Gandal, Pordy & Ecker, P.A., an agent for Fidelity National Title Insurance Company, having an address of 12505 Park Potomac Avenue, Sixth Floor, Potomac, Maryland 20854 (the “Escrow Agent”) the sum of TWO HUDRED THOUSAND DOLLARS ($200,000.00) by federal wire transfer of immediately available funds (such amount, together with the monies to be deposited at the end of the Feasibility Period, and all interest earned on all such amounts, shall be defined herein as the “Deposit”). The

Deposit shall be placed by the Escrow Agent at a federally insured commercial bank, and all interest earned on the Deposit shall be accumulated, shall be part of the Deposit, and shall be paid to the party entitled to receive the Deposit under this Agreement. Upon the later to occur of (a) January 17, 2022, or (b) Purchaser’s receipt of proceeds from its additional public offering, and provided that Purchaser has not elected to terminate this Agreement as provided herein, Purchaser shall increase the Deposit by FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) to a total sum of SEVEN HUNDRED THOUSAND DOLLARS ($700,000.00). The Deposit, even once increased, will remain fully refundable until January 17, 2022 (the “Nonrefundable Deposit Date”). The Deposit shall be maintained and disbursed strictly in accordance with the terms of this Agreement.

B. Escrow Agent shall not be liable to either of Purchaser or Seller in connection with the performance of any duty imposed upon Escrow Agent hereunder for any action taken by Escrow Agent in good faith in conformity with the provisions of this Agreement in holding or dealing with the Deposit, except for Escrow Agent’s negligence or willful misconduct. Escrow Agent may act upon any instrument or other writing believed by Escrow Agent in good faith to be genuine and to be executed and presented by the proper person. Escrow Agent shall have no duties or responsibilities other than as expressly set forth herein. Escrow Agent shall not be bound by a modification of this Section 3 unless such modification is in writing and signed by Purchaser and Seller and, if Escrow Agent’s duties hereunder are affected, by Escrow Agent.

C. In the event that Escrow Agent (i) shall be uncertain as to Escrow Agent’s rights or duties hereunder, (ii) shall receive instructions from Purchaser or Seller that, in Escrow Agent’s reasonable opinion, are in conflict with any of the provisions hereof, or (iii) shall receive conflicting demands with respect to disposition of the Deposit, Escrow Agent may take affirmative steps in order to terminate Escrow Agent’s duties hereunder by depositing the Deposit with the clerk of court for the jurisdiction in which the Land is located in an action for interpleader, naming the conflicting claimants as parties in such action. Escrow Agent’s reasonable costs and expenses in connection with filing such an interpleader action shall be divided equally between Purchaser and Seller.

D. For purposes of reporting interest earned on the Deposit to the Internal Revenue Service, the Purchaser’s Taxpayer Identification Number shall be delivered under separate cover to the Escrow Agent, if required by the Escrow Agent. The Escrow Agent shall open the escrow account under Purchaser’s Taxpayer Identification Number.

E. At Closing, Purchaser shall pay the full Purchase Price, subject to the closing adjustments hereinafter provided, in cash or by federal wire transfer of immediately available funds. The Deposit and all interest thereon shall be refunded to Purchaser upon the completion of the Closing, or, at Purchaser’s option, to be exercised by written instructions to the Escrow Agent, the Deposit shall be credited against and applied to the Purchase Price due and payable by Purchaser to Seller.

F. Purchaser and Seller acknowledge and consent that Escrow Agent is Purchaser's attorney and each waive all claims as to an apparent, perceived or actual conflict of interest. Seller and Purchaser each acknowledge and agree that Shulman, Rogers, Gandal, Pordy

& Ecker, P.A. shall have the right to represent Purchaser and/or Escrow Agent in connection with the Agreement, the transaction contemplated hereby, disputes and in any other matter. The parties hereby waive and shall not assert that there exists any conflict of interest arising out of such representation.

4. Physical Inspection; Review of Property Documents.

A. Within five (5) days following the Effective Date, unless previously delivered, Seller shall deliver to Purchaser each of the items pertaining to the Property set forth on Exhibit F attached hereto (collectively, the “Property Documents”).

B. From and after the Effective Date, Purchaser shall have the right at all reasonable times to conduct such physical tests and inspections (subject to the rights of tenants under the Leases) of the Property as it may desire, and shall satisfy itself as to all aspects of the purchase of the Property, including, without limitation, the physical condition of the Property, interviews with tenants under the Retail Leases, and the terms of the Leases (as hereinafter defined). Purchaser hereby indemnifies and agrees to defend and hold Seller harmless against and from any and all loss, cost, damage, expense, claim or liability whatsoever that Seller may incur as a result of the entry by Purchaser (or Purchaser’s employees, agents or representatives) upon the Property.

5. Feasibility Period. In the event that Purchaser is not fully satisfied with the condition of the Property, or with the status of or facts revealed by any one or more of the Property Documents, or for any other reason whatsoever, Purchaser shall have the right, in its sole and absolute discretion, to terminate this Agreement by delivering written notice to Seller at any time before 6:00 p.m. EDT on January 17, 2022 (the “Feasibility Period”.) Upon Purchaser’s termination of this Agreement for any reason before the expiration of the Feasibility Period, the Deposit shall be returned to Purchaser.

6. Representations, Warranties, and Covenants of Seller. Seller hereby represents and warrants to Purchaser that, as of the Effective Date, to the actual knowledge of Seller:

A. Except for the Service Contracts described in Exhibit D, Seller has not entered into any management, service, leasing, employment or supply commitments or contracts of any type or description with respect to the Property that, after the Closing, could encumber the Property and/or constitute an obligation on the part of Purchaser. Each copy of a Service Contract delivered by Seller to Purchaser as a Property Document is a current, complete and accurate copy thereof. On or before the final day of the Feasibility Period, Purchaser shall notify Seller in writing as to which of the Service Contracts, if any, Purchaser desires to have terminated prior to the date of Closing. Seller shall cause any such Service Contract so identified by Purchaser to be terminated on or before the date of Closing, at Seller’s sole cost and expense. Purchaser shall assume all Service Contracts which Purchaser elected to assume or which Seller was unsuccessful in terminating by the date of Closing in the manner described above.

B. Attached hereto as Exhibit C is a true accurate and complete Rent Roll for the Residential Condominium and the Retail Condominium. “Rent Roll” means a certified rent roll dated not earlier than one month before the date hereof listing for each Lease: (i) each tenant, (ii) sub-lessee and assignee, (iii) rents (including, without limitation, minimum rents, additional rents, pre-paid rents, and percentage rents), (iv) pass-through obligations, (v) term, (vi) commencement date and expiration date, (vii) anticipated or actual initial occupancy date, (viii) square footage and location, (ix) Security Deposit, (x) delinquency and (xi) renewal and expansion options. The only leases, tenancies, licenses or occupancies in existence with respect to the Property are those set forth on Exhibit C. Each Lease is a valid, existing lease and is in full force and effect and has not been modified (by formal amendment, side letter or otherwise) except as set forth in Exhibit C. There are no uncured defaults by Seller (as landlord) or, to Seller’s actual knowledge, any tenant, under the Leases, and Seller has not received written notice of any default by Seller under the Leases. Seller has made no commitment to provide any benefits, services, facilities, or amenities, or to perform repairs or renovations not specified in the Leases. No tenant has paid any rent in advance except for the then-current month. If at Closing, any Tenant has paid any rent in advance for other than the then-current month, Purchaser shall be credited for the same at Closing pursuant to Section 12.D(i). Except as provided in the Leases, no tenant is entitled to any rebate, concession, “free rent”, abated rent, or other benefit. All work that Seller has agreed to perform under the terms of the Leases will be performed and fully paid for by Seller prior to Closing hereunder. Seller has not assigned, mortgaged, pledged, sublet, hypothecated or otherwise encumbered any of its rights or interests under the Leases, except as additional collateral in connection with a certain commercial loan to be paid off and released at Closing to Seller. To Seller’s knowledge, no person has any title, interest or right to possession of any portion of the Property as a lessee, tenant or concessionaire of Seller except as shown on Exhibit C. To Seller’s knowledge, except for the right of the tenants in possession under the Leases and permitted and disclosed subleases, there are no parties in possession of, or claiming any possession to any portion of the Property as lessees, tenants at sufferance, trespassers or otherwise. To Seller’s knowledge, there has been no material, adverse change with respect to the information set forth in the Rent Roll. Except for the Retail Leases, which will be the responsibility of the Purchaser as of the expiration of the Feasibility Period as more particularly set forth herein, all leasing or similar commissions due and payable in connection with the Leases prior to Closing have been paid in full or will be paid in full at Closing. Seller shall indemnify and hold Purchaser harmless from any loss with respect to any claims by tenants or third party brokers for tenant improvements or leasing commissions. This obligation shall survive Closing.

C. All bills and claims for labor performed and materials furnished to or for the benefit of the Property for all periods prior to the Closing Date have been (or prior to the Closing Date will be) paid in full or will be adequately bonded off, and there are no actual or potential mechanics’ liens or materialmen's liens (whether or not perfected) on or affecting the Property.

D. Seller has full right, power and authority to enter into this Agreement, and this Agreement has been duly authorized by all appropriate action of the members of Seller. The parties executing this Agreement on behalf of Seller have full power and authority to bind Seller to the obligations of the Seller set forth herein, and upon execution and delivery of the same, all Closing documents executed by Seller will constitute valid and binding instruments enforceable in accordance with their terms. The entry into and performance of Seller’s obligations under this Agreement will not violate or result in a breach of any contract or agreement by which Seller or the Property is bound. No consent of any other party is required for the performance by Seller of its obligations hereunder or under the Closing documents. There is no litigation or injunctive action or proceeding pending or threatened against Seller or affecting the Property, the Lease or the Property Documents delivered pursuant to Section 4.A. All actions and consents necessary have been taken or obtained to authorize Seller to enter into this Agreement and to perform the transaction contemplated herein.

E There are no outstanding notices received by Seller from any constituted public authority or from any insurance company of the existence of any condition or situation that requires work to be done to cure an unsatisfactory condition with respect to the Property (or to correct a violation of a law, ordinance, order or regulation affecting the Property) and that remains undone or will remain undone at the date of Closing.

F. There are no pending condemnation proceedings relating to any portion of the Property, and Seller has received no notices of the institution or the proposed institution of condemnation proceedings relating to any portion of the Property and Seller is unaware of any current threat of any such action.

G. Seller has not made, and prior to the Closing will not make, any commitments to any governmental authorities, utility company, school board, church or other religious body, or any homeowner or homeowners’ association, or to any other organization, group or individual, relating to the Property which would impose any obligation on the Purchaser, or its successors or assigns, after the Closing to make any contributions of money, dedications of land or grant of easements or right-of-way, or to construct, install or maintain any improvements of a public or private nature on or off the Property.

H. There are no employees employed by Seller with respect to the Property and there shall be none at Closing.

I. Seller is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended to date (the “Code”). At Closing, Seller shall deliver to Purchaser and the title company (in a form reasonably acceptable to Purchaser and the title company) an affidavit (the “Section 1445 Affidavit”) certifying, under penalties of perjury, Seller’s U.S. taxpayer identification number and that Seller is not a foreign person.

J. OFAC, Anti-Money Laundering and Anti-Corruption Laws.

(i)
Neither Seller nor, to Seller’s knowledge, any Person who owns a direct or indirect interest in Seller (excluding public shareholders) (collectively, a “Seller Party”) is now, or shall be at any time until the completion of Closing under this Agreement, a Person with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC) or otherwise.
(ii)
Neither Seller nor, to Seller’s actual knowledge, (A) any Seller Party, or (B) any Person providing funds to Seller in connection with the transaction contemplated hereby (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering or any violation of any Anti-Money Laundering Laws or any violation of any Anti-Corruption Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws or any Anti-Corruption Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws or any Anti-Corruption Laws.
(iii)
The term “Anti-Money Laundering Laws” shall mean US laws, regulations and sanctions, state and federal, criminal and civil, that (i) limit the use of and/or seek the forfeiture of proceeds from illegal transaction; (ii) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; or (iii) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., the Money Laundering Control Act of 1986 and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Section 1956 and 1957. For purposes of this subsection, the term “Anti-Corruption Laws” shall mean any anti-corruption Laws including the U.S. Foreign Corrupt Practices Act, 15 U.S.C. Section 78dd-1, et seq.

K. Except as contained in the Phase I environmental site assessment delivered to Purchaser as part of the Property Documents, Seller has received no notices of, and has no actual knowledge of, the presence of any Hazardous Materials (as defined below), or any underground storage tanks, on or at the Property (excluding normal and customary chemicals used in accordance with environmental regulations). The term “Hazardous Materials” as used herein shall mean any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, processing, treatment, storage, disposal, transportation, spill, release or effect, either by itself or in combination with other materials on or expected to be on the Property, is either (a) regulated, monitored, or subject to reporting by any governmental authority; or (b) a basis for potential liability to any governmental agency or a third party under any applicable Environmental Laws. Without limiting the foregoing, the term “Hazardous Materials” includes, but is not limited to, hydrocarbons, petroleum, gasoline, asbestos containing materials, crude oil or any products or byproducts thereof. The term “Environmental Laws” as used herein shall mean all federal, state and local laws, ordinances, rules, regulations, codes or orders, including, without limitation, any requirement imposed under any permits, licenses, judgments, decrees, agreements or recorded covenants, conditions, restrictions or easements, the purpose of which is to protect the environment, human health, public safety or welfare, or which pertain to Hazardous Materials. The Phase I environmental site assessment of the Property delivered to Purchaser as part of the Property Documents is the only report, survey, investigation, inspection or study of the environmental condition of the Property (or any portion thereof)

conducted by, for on behalf of Seller, or which is otherwise in Seller’s possession as of the Effective Date.

7. Representations, Warranties, and Covenants of Purchaser. Purchaser hereby represents and warrants to Seller that, as of the Effective Date, to the actual knowledge of Purchaser:

Purchaser is a duly formed and validly existing entity and is qualified to do business in and in good standing under the laws of the State of Delaware. Purchaser has full right, power and authority to enter into this Agreement and this Agreement has been duly authorized by all appropriate action of Purchaser. The person executing this Agreement on behalf of Purchaser has full power and authority to bind Purchaser to the obligations of Purchaser set forth herein, and upon execution and delivery of the same, all Closing documents executed by Purchaser will constitute valid and binding instruments enforceable in accordance with their terms. The entry into and performance of Purchaser’s obligations under this Agreement will not violate or result in a breach of any contract or agreement by which Purchaser is bound, the consequence of which violation would be to prevent the performance of Purchaser’s obligations under this Agreement. No consent of any other party is required for the performance by Purchaser of its obligations hereunder or under the Closing documents (or if so required in connection with this Agreement, said consent has been acquired, or, if required in connection with any Closing documents, such consent will be acquired by the date of Closing). There is no litigation or injunctive action or proceeding pending or, to the best of Purchaser’s knowledge, threatened against Purchaser which would prevent the performance of Purchaser’s obligations under this Agreement at Closing. All actions and consents necessary to authorize Purchaser to enter into this Agreement and to perform the transaction contemplated herein have been taken or obtained.

8. Physical Condition of the Property. The Property shall be sold and conveyed “where is” in “as is” condition, without any warranties whatsoever, express or implied, except as otherwise specifically set forth in this Agreement.

9. Operations Pending Closing. From and after the Effective Date and until Closing hereunder, Seller covenants and agrees that:

A. Until Closing, the Seller will be solely responsible for the management of the Property. Upon the expiration of the Feasibility Period, Seller shall not enter into any amendments or modifications of any Service Contracts without notice to Purchaser, Seller will manage the Residential Condominium, including the execution of any new Residential Leases or extensions of any existing Residential Leases. Purchaser shall have the right to reasonably approve any Retail Leases prior to the expiration of the Feasibility Period. After the expiration of the Feasibility Period, Purchaser shall have the right, in its sole and absolute discretion, to approve any Retail Leases, including, without limitation, the scope of the landlord work, the amount of any tenant improvement allowances and leasing commissions associated with a new Retail Lease. Upon the later to occur of (i) the expiration of the Feasibility Period, and (ii) the exhaustion of any funds provided by Seller’s lender which have been designated by an approved budget for the payment of leasing costs associated with Retail Leases, Purchaser will be responsible for the payment of any leasing costs associated with Retail Leases (including, landlord work, tenant improvement allowances, leasing commission, third party construction management fees, and legal leasing expenses). Seller will provide Purchaser with at least five (5) business days’ prior notice of the date Purchaser will take over responsibility of said leasing costs. Seller shall take reasonable measures to preserve and enforce all of its rights and remedies with respect to the Property, the Leases, the Service Contracts, and under any licenses, permits, warranties, guarantees and the like described in Section 1.B(iv)-(vii) of this Agreement. Seller shall keep Purchaser timely informed of the status of the Property prior to Closing. Upon Closing, Seller and Bridger Corp shall enter into an agreement, in form reasonably acceptable to Purchaser, pursuant to which Bridger Corp shall be responsible for the property management and leasing of the Residential Condominium (“Property Management Agreement”). The Property Management Agreement will be for a period of one year, shall provide for a management fee of 3% of the rental revenue generated from the Residential Condominium and shall otherwise be on standard market terms.

B. Seller shall promptly furnish to Purchaser, within five (5) business days of Seller’s receipt thereof, copies of any and all notices which it receives from federal, state or local governmental authorities having jurisdiction over the Property, any insurance company or board and from any other body having jurisdiction with respect to the use, occupancy and/or physical condition of the Property.

C. Seller shall perform all maintenance and repairs on the Property required by the Leases to be performed by Seller, and generally shall operate, maintain and insure the Property in the same manner in which Seller is operating, maintaining and insuring the Property on the Effective Date (but subject at all times to the obligations of the tenants under the Leases to perform its obligations set forth therein). This obligation of Seller shall include, without limitation, the performance of all obligations, as owner of the Property, under the Leases, Service Contracts, and under any government approvals or licenses, any easements and other documents relating to the Property. Seller shall deliver the Property to Purchaser at Closing substantially in the condition existing as of the last day of the Feasibility Period, subject to normal wear and tear and damage and, as otherwise described in this Agreement, subject to change due to casualty or condemnation. Without the prior written consent of Purchaser in each case, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall not enter into any new contracts concerning the operation, management or maintenance of the Property or services thereto.

D. Seller shall not knowingly commit any act which would result in any of the warranties or representations contained in this Agreement not being materially true or correct as of the Closing.

10. Conditions Precedent to Closing. The following conditions shall exist at the time of Closing hereunder, and the obligation of Purchaser to close hereunder shall be expressly conditioned upon and subject to the satisfaction (or written waiver by Purchaser) of each such condition:

A. Seller shall have delivered to Purchaser an estoppel certificate (a “Tenant Estoppel”) from at least eighty percent (80%) of the tenants under the Retail Leases. The Tenant Estoppel will be substantially in a form reasonably acceptable to Seller, Purchaser, and Purchaser’s

Lender, dated not more than forty-five (45) and not less than fifteen (15) days before the Closing (hereinafter defined).

B. If required by any lender providing financing for Purchaser’s acquisition of the Property, Seller shall have delivered to Purchaser duly executed originals of subordination, non-disturbance and attornment agreements (the “SNDA Agreements”) from any Tenant that has recorded a Memorandum of Lease that encumbers the Property in the form to be approved by Seller and Purchaser during the Feasibility Period and from any Tenant that the Purchaser’s lender requests which by the terms of the Lease is not already self-subordinating; provided, however, that if a form of SNDA Agreement is attached to or otherwise prescribed in an applicable Lease, then such form shall be deemed to be acceptable to Purchaser. Seller shall deliver all of the SNDA Agreements without modification prior to Closing.

C. The Improvements shall not have been damaged by fire or other casualty.

D. The Leases shall be in full force and effect. Each tenant under the Leases shall be in compliance with the terms and conditions of the Leases. Neither Seller (as landlord) nor any Tenant shall be in default in the performance of any of their respective obligations under the Leases.

E. No litigation, injunction, condemnation, rezoning or other action or proceeding shall be pending against the Property.

F. Each of the representations and warranties made by Seller herein shall be true and correct in all material respects on the date of Closing.

G. Title to the Property shall not have changed from the condition which existed on the Effective Date.

H. Seller shall have performed, or Purchaser shall have waived in writing, each and every obligation and covenant of Seller to be performed by it pursuant to this Agreement.

I. Except for the amounts payable by Purchaser in accordance with Section 9.1, Seller shall have paid, and provided satisfactory evidence of such payment to Purchaser, all hard and soft costs payable in connection with full completion of the Retail Condominium improvements and the Residential Condominium improvements, including, without limitation, completion of all common areas associated therewith, in accordance with the plans approved by Purchaser. Such obligation shall include the payment of any retainages held by Seller.

If any one or more of conditions set forth above are not satisfied as of the date specified for Closing hereunder, then Purchaser shall, at its option, either (a) waive such condition in writing and make full Closing under this Agreement without any adjustment in the Purchase Price, or (b) terminate this Agreement and obtain a refund of its Deposit, whereupon Seller and Purchaser shall be thereupon released from all further liability or obligation under the Agreement. Purchaser shall have the right to waive some or all of the foregoing conditions as determined in its sole and absolute discretion; provided, however, that no such waiver shall be effective or binding on Purchaser unless it is in writing and executed by Purchaser.

11. Title. The following conditions concerning title to the Property shall exist at the time of Closing hereunder, and the obligation of Purchaser to close hereunder shall be expressly conditioned upon and subject to the satisfaction (or written waiver by Purchaser) of each such condition:

A. Title to the entire Property shall be good of record and in fact, marketable, and free and clear of all liens, encumbrances, leases, tenancies, and occupancies, except for the following (collectively, the “Permitted Exceptions”): (i) current real estate taxes and water and sewer charges which are liens but not currently due and payable; (ii) the Leases; (iii) the matters listed as exceptions to coverage on Schedule B of the owner’s policy of title insurance issued to Seller and delivered to Purchaser pursuant to Section 4.A hereof, but only to the extent confirmed by the title commitment issued to Purchaser during the Feasibility Period, and in either event, not objected to by Purchaser during the Feasibility Period; and (iv) matters that would be reflected on an updated ALTA/NSPS survey of the Property and not objected to by Purchaser during the Feasibility Period. Seller shall not grant any rights in the Property after the Effective Date without first receiving the prior written consent of Purchaser (which approval shall be granted, withheld, or conditioned in a manner determined by Purchaser in its sole discretion. Without limiting the generality of the foregoing, Seller shall obtain the full reconveyance, release or other discharge, of record, at or prior to Closing, or any mortgage, deed of trust or other consensual lien created by Seller, and shall convey the Property to Purchaser free of any such lien, including without limitation.

B. Title to the Property shall be insurable, in an amount not less than the Purchase Price of the Property, at standard rates, under the current ALTA standard form full coverage owner’s title insurance policy.

C. In the event that title to the entire Property is not as hereinabove required, then Purchaser shall have the option, in its sole discretion, exercised by written notice to the Seller, to either (i) waive such conditions and proceed to Closing in accordance with the terms of this Agreement without any reduction in the Purchase Price, or (ii) terminate this Agreement, whereupon the Deposit shall be refunded to Purchaser and all parties hereto shall be thereupon relieved from any further liability or obligation hereunder, unless said title defect resulted from Seller’s affirmative actions (or Seller’s inactions) undertaken in order to avoid its obligations under this Agreement, whereupon the provisions of Section 12.B(i) shall apply as a result of such breach by Seller. Notwithstanding the foregoing, in the event that title is not as required by reason of the filing of any mechanics’ or materialmans’ lien or any other lien securing the payment of money, Seller shall diligently take all necessary action to remove or bond off any such lien within thirty (30) days following Seller’s actual knowledge thereof and, if necessary, the date for Closing hereunder shall be deferred for as much as thirty (30) days following Seller’s actual knowledge thereof to permit completion of such action (or for such longer period as Purchaser may permit by delivery of written notice of such further extensions to Seller).

12. Closing; Defaults and Tender of Performance; Closing Costs; Adjustments; Possession.

A. Closing. Time is of the essence with respect to all the terms, conditions and provisions of this Agreement. Subject to satisfaction of all conditions precedent set forth in Section 10 above, Seller and Purchaser are required and agree to make full closing and settlement at the offices of the Escrow Agent, or any other location mutually agreed upon by Purchaser and Seller, in accordance with the terms hereof (the “Closing”. The Closing will occur on a mutually agreed upon date between April 4, 2022 (the “Inside Closing Date”) and June 30, 2022 (the “Outside Closing Date”). In the event that all conditions precedent shall not have been satisfied or waived by Purchaser by the Outside Closing Date, then subject to the provisions of Section 12.B below, this Agreement shall automatically terminate, the Deposit shall be returned to Purchaser, and the parties shall be relieved from further liability or obligations hereunder. The Property is to be conveyed to Purchaser by special warranty deed. Deposit with the party conducting Closing of the Purchase Price, the deed of conveyance, and such other funds and/or documents as are required of either party by the terms of this Agreement, shall be deemed to be good and sufficient tender of performance of the terms of this Agreement.

B. Defaults and Tender of Performance.

(i) In the event that Seller shall fail to perform its obligation to make full settlement in accordance with the terms hereof, Purchaser shall have, as its sole and exclusive remedy hereunder, the right to terminate this Agreement, in which event the Deposit shall be returned promptly to Purchaser, the Seller shall reimburse Purchaser for all of its out of pocket costs incurred in connection with this Agreement and any diligence of the Property and all parties shall be relieved from further liability or obligations hereunder.

(ii) In the event that Purchaser shall fail after the expiration of the Feasibility Period to perform its obligations hereunder to make full Closing in accordance with the terms hereof, Seller hereby elects, as its sole and exclusive remedy, to receive the entire Deposit as liquidated damages and as Seller’s sole remedy hereunder, and Purchaser shall thereby be released and discharged from any and all further liability or obligation hereunder. It is expressly acknowledged that the damages to Seller as a result of Purchaser’s breach of this Agreement are difficult to ascertain at this time and that the Deposit is a fair and reasonable estimate of the damages to be incurred by Seller in the event this Agreement is terminated as a result of Purchaser’s default, as agreed upon by Purchaser and Seller.

C. Closing Costs. Seller and Purchaser shall each pay one-half (1/2) of all state, county and local transfer and recordation taxes. Seller shall be solely responsible for the cost of recording releases for any existing liens on the Property. The risk of loss or damage to the Property by fire or other casualty is assumed by Seller until the deed of conveyance is delivered. Each party shall pay its own attorney’s fees. Seller shall be responsible for all leasing commissions and tenant improvements associated with new leases and renewals completed between the Effective Date and Closing.

D. Adjustments.

(i) Rents. All rents under the Leases for the month in which Closing occurs which are actually received by Seller shall be prorated as of the Closing Date. All advance payments of rents, other than for the month in which Closing occurs, and all Deposits shall be paid by Seller to Purchaser at Closing. Delinquent rents and additional rents owed for the month during which Closing occurs (for the pro rata period of Seller's ownership of such Property) or prior to the month during which the Closing takes place shall remain the property of Seller, and Purchaser shall use reasonable efforts (not to include commencing any eviction action or other litigation to collect such delinquency) to collect such delinquent rents and additional rents for the benefit of Seller and shall cooperate with Seller in the collection of any such delinquent rents and additional rents by Seller. Seller shall retain the right to pursue all remedies (excluding eviction of tenants) against tenants from whom Purchaser is unable to collect such delinquent rents and additional rents despite reasonable efforts. All rent received by Seller after Closing shall promptly be delivered to Purchaser. All rent received by Purchaser after the Closing Date shall be applied first to current rentals and then to delinquent rentals, if any, in the inverse order of maturity.

(ii) Additional Rents/Expense Reconciliation. Seller and Purchaser acknowledge and agree that certain additional rents are collected on an estimated basis and are attributable to, among other things, percentage rents, expense escalation reimbursements, operating expense pass-throughs and/or common area maintenance reimbursements. The parties further agree to account for any difference in the amounts actually collected as compared to the actual expenses associated therewith to the applicable party at such time as the actual expenses are determined, but effective as of the Closing Date.

(iii) All operating receipts and expenses, utilities expenses, taxes, water and sewer rents, or similar charges or fees, and inventories of supplies, if any, are to be adjusted as of midnight of the day preceding the date of Closing. Taxes, general and special, are to be adjusted according to the certificate of taxes issued by the taxing authority in the jurisdiction in which the Property is situate, except that assessments for improvements completed prior to the date of this Agreement, whether assessment therefor has been levied or not, shall be paid for by Seller or allowance made therefor at the time of Closing.

(iv) All Service Contracts to be assigned to and assumed by Purchaser at Closing shall be adjusted between the parties as of midnight of the day preceding the date of Closing.

(v) Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom in the area in which the Property is located.

(vi) Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 12 and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through midnight of the day preceding the date of Closing and Purchaser shall bear all such expenses and receive all such income accruing thereafter.

E. Possession. Seller agrees to give possession and occupancy of the entire Property to Purchaser at the time of Closing, free and clear of all leases, tenancies, and occupancies except for the Leases or as herein permitted.

13. Closing Deliveries.

A. On the Closing date, Seller shall deliver the following in escrow to the title company conducting the Closing:

(i) Execute, acknowledge and deliver a special warranty deed in a form mutually agreed upon by Purchaser and Seller.

(ii) Execute and deliver a Bill of Sale and Assignment in a form mutually agreed upon by purchaser and Seller, assigning to Purchaser all Service Contracts, licenses, permits, and certificates in the possession of Seller or its agents related to the Property, to the extent assignable and transferable without cost to Seller, and deliver the original of each of the foregoing to Purchaser if it is within the possession of Seller or, if not, deliver to Purchaser a true copy of each of the same, if available.

(iii) Convey to Purchaser all personal property purchased hereunder, free and clear of all liens and encumbrances, by executing and delivering the Bill of Sale and Assignment referred to in clause (ii) above.

(iv) Execute, acknowledge and deliver to Purchaser an Assignment of Leases in a form mutually agreed upon by Purchaser and Seller, assigning to Purchaser the Leases, and deliver to Purchaser the original executed copy of each Lease and all amendments thereto.

(v) Deliver to Purchaser the Section 1445 Affidavit. Seller hereby agrees to indemnify and hold Purchaser harmless from and against all costs, losses, expenses, claims, liability, actions and causes of action arising out of or in any way related to the falsity of the Section 1445 Affidavit.

(vi) Execute and deliver to the applicable title insurer an “owner’s affidavit”, in form reasonably acceptable to Purchaser, Seller and the title insurer and sufficient for the title insurer to delete any exceptions for (a) mechanics’ or materialmen’s liens arising from work at the Property which is the responsibility of Seller hereunder, (b) parties in possession, other than tenants as tenants only, and (c) matters not shown in the public records.

(vii) The original of each estoppel certificate and each subordination, non-disturbance, and attornment executed by the tenant under the Lease.

(viii) Assign in writing, transfer and deliver to Purchaser, all construction warranties and guaranties made for the benefit of Seller by any provider of labor or materials incorporated in the Improvements.

(ix) Deliver a letter to Tenant (joined in by Purchaser) advising Tenant of the sale and the change in ownership.

(x) Execute, acknowledge and deliver, as appropriate, all additional documents which may be necessary or appropriate to carry out the provisions of this Agreement.

(xi) To the extent not previously delivered, maintenance records, keys and operating manuals that Seller has in its possession or control pertaining to the ownership, operation or maintenance of the Property.

(xii) Seller shall deliver evidence reasonably sufficient to satisfy Purchaser’s title company that Seller is duly organized and, as of the date of Closing, validly existing in the state of its formation, and that all actions have been taken by Seller which are necessary to duly authorize Seller (and its attorneys in fact) to consummate the transactions contemplated by this Agreement.

(xiii) Seller shall deliver a certification addressed to Purchaser and for its benefit (in form reasonably satisfactory to Purchaser) that (a) the Rent Roll and (b) all of Seller’s representations, covenants and warranties are each true, correct and complete as of the date of Closing.

(xiv) A settlement statement prepared by Escrow Agent.

B. On the Closing date, Purchaser shall deliver the following in escrow to the title company conducting the Closing:

(i) Deliver the full amount of the Purchase Price specified herein in cash or immediately available Federal funds, together with any net adjustments due Seller as herein provided.

(ii) Execute and deliver the assignment of contracts, licenses, permits and certificates specified in Section 13.A(ii) above and the Assignment of Leases specified in Section 13.A(iv) above.

(iii) A settlement statement prepared by Escrow Agent.

(iv) The Property Management Agreement executed by Purchaser.

14. Casualty. Seller assumes all risk of loss or damage to the Property by fire or other casualty until the deed of conveyance to the Property is delivered to Purchaser at Closing. If, at any time prior thereto, any portion of the Property is destroyed or damaged as a result of fire or any other cause whatsoever, Seller shall promptly give written notice thereof to Purchaser. In the event that (a) the total cost to repair or restore such destruction or damage, as determined by Seller’s insurance claim adjuster, exceeds $250,000.00, and/or (b) the estimated time to restore or repair such destruction or damage, as determined by Seller’s insurance claim adjuster, exceeds one hundred twenty (120) days from the casualty date, Purchaser shall have the right to terminate this Agreement by written notice delivered to Seller within twenty (20) days following the date upon which Purchaser receives Seller’s written notice of the destruction or damage. If (i) such destruction or damage can be repaired or restored for $250,000.00 or less, and can be repaired in one hundred twenty (120) days or less from the casualty date, or (ii) the cost of such repair or restoration shall exceed $250,000.00, and/or the time to complete the repair and restoration of the Property shall exceed one hundred twenty (120) days from the casualty date, but Purchaser does not elect to so terminate this Agreement within said twenty (20) day period, this Agreement shall remain in full force and effect and the parties shall proceed to Closing without any reduction or adjustment in the Purchase Price, except that all insurance proceeds, if any, (and all rights of Seller as landlord under the Lease, and in respect of policies of insurance maintained by Tenant) will be assigned to Purchaser. Seller shall have no obligation or liability whatsoever for payment to Purchaser of any amount related to deductibles under any policies of insurance maintained by Tenant.

15. Brokerage.

A. Seller and Purchaser each represent and warrant to the other that neither has employed a broker in connection with the transactions contemplated by this Agreement. Purchaser and Seller each represent and warrant to the other that no other agent, broker, or finder has acted for them in connection with this Agreement. Purchaser and Seller each shall indemnify, defend and save the other harmless from and against any claims for brokerage, commission or finders fees resulting from a breach of the foregoing representations and warranties. The indemnity obligations of the parties in this Section 15 shall survive Closing hereunder and shall not be merged into the deed at Closing.

16. Notices. All notices hereunder shall be in writing and shall be personally delivered, sent by national overnight courier service, transmitted by email transmission, or mailed, registered or certified U.S. mail, return receipt requested, first class postage prepaid, to the parties hereto at their respective addresses set forth below, or at such other address of which either party shall notify the other party in accordance with the provisions hereof, such change of address to be effective ten (10) days after notice thereof is given in accordance with the provisions of this Section 16.

If to Seller:	BBL Current Owner, LLC c/o Lamont Street Partners, LLC 10161 W. Park Run Dr., Ste 150 Las Vegas, Nevada 89145 Attn: Shane Sonneveldt Email: shane@lamontstreet.com___________ Email: jhoover@bridgercorp.com with a copy to:
If to Purchaser:	Broadstreet Realty, Inc. 7250 Woodmont Avenue, Suite 350, Bethesda, Maryland 20814 Attn: Michael Jacoby Email: mjacoby@broadstreetrealty.com
with a copy to:	Shulman, Rogers, Gandal, Pordy & Ecker, P.A. 12505 Park Potomac Avenue, 6th Floor Potomac, MD 20854 Attention: Alexis Peters, Esquire Telephone: 301-230-5200 Email: apeters@shulmanrogers.com
If to Escrow Agent:	Shulman, Rogers, Gandal, Pordy & Ecker, P.A. 12505 Park Potomac Avenue, 6th Floor Potomac, MD 20854 Attention: Samuel M. Spiritos Telephone: 301-230-5200 Email: sspiritos@shulmanrogers.com

Notices shall be deemed delivered and received only upon actual delivery or attempted delivery (as evidenced by receipt) or upon completion of email transmission. For all purposes of this Agreement, the term “day” means a calendar day, and the term “business day” means any day Monday through Friday, except a federal holiday. Any period of time specified in this Agreement which would otherwise end upon a day that is not a business day shall be extended to, and shall end upon, the next following business day. Notices given by counsel on behalf of any party hereto shall be deemed effective as if given directly by such party.

17. Attorneys’ Fees. Should either party hereto institute any action or proceeding in court to enforce any provision hereof or for damages by reason of any alleged breach of any provision of this Agreement or for any other judicial remedy, the prevailing party shall be entitled to receive from the losing party all reasonable attorneys’ fees and all court costs in connection with said proceeding and any costs incurred in the enforcement of such party’s rights hereunder.

18. General Provisions. Each of the Recitals preceding this Agreement, and each of the exhibits attached hereto, is incorporated herein to the same extent as if it had been stated herein in full. Any exhibit not available at the time this Agreement is executed shall be agreed upon and attached by the parties as soon after execution as is practicable, but failure to attach any exhibit shall not affect the validity of this Agreement unless the parties are in material disagreement as to the contents thereof. This Agreement contains the entire agreement between the parties hereto and is intended to be an integration of all prior or contemporaneous agreements, conditions or undertakings between the parties hereto; there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied between and among the parties hereto other than as herein set forth. No change or modification of this Agreement shall be valid unless the same is in writing and signed by Seller and Purchaser. No purported or alleged waiver of any of the provisions of this Agreement shall be valid or effective unless in writing, signed by the party against whom it is sought to be enforced. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legatees, legal representatives, successors and permitted assigns. Purchaser shall have the right to assign this Agreement or its rights hereunder to one or more assignees without Seller’s prior written consent. Neither Seller nor Purchaser shall record this Agreement or any notice thereof among the Land Records. Solely for purposes of compliance with the Rule Against Perpetuities, in the event that Closing hereunder shall not have occurred before the third (3rd) anniversary of the Effective Date, then anything herein to the contrary notwithstanding, this Agreement shall automatically be rendered null and void. This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction in which the Land is located. If any provision of this Agreement or its application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions. Whenever the context may require, words used in this Agreement shall include the corresponding feminine, masculine, or neuter forms, and the singular shall include the plural and vice versa. Unless the context expressly indicates otherwise, all references to “Section” are to sections of this Agreement. The submission by Purchaser to Seller of this Agreement in an unsigned form shall be deemed to be a submission solely for Seller’s consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option or an offer, and shall not confer any rights upon Seller or impose any obligations upon Purchaser irrespective of any reliance thereon, change of position or partial performance. Except to the extent expressly provided in this Agreement, the provisions of this Agreement and the warranties and representations described herein shall not be merged in the deed delivered at Closing, and shall survive Closing hereunder for a period of twelve (12) months. No waiver of any breach of any agreement or provision contained herein shall be deemed a waiver of any preceding or succeeding breach of any other agreement or provision herein contained. No extension of time for the performance of any obligation or act shall be deemed an extension of time for the performance of any other obligation or act.

19. Mutual Cooperation; Further Assurances. Further Assurances. Seller and Purchaser shall cooperate with each other as reasonably necessary to effect the provisions of this Agreement, shall use reasonable and good faith efforts to satisfy conditions to Closing and, at and after Closing, shall each execute and deliver such additional instruments or other documents as the other may reasonably request to accomplish the purposes and intent of this Agreement; provided, however, that nothing in this Section shall be deemed to enlarge the obligations of the parties hereunder or to require either Seller or Purchaser to incur any material expense or liability not otherwise required of it hereunder.

20. Electronic and Counterpart Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which, taken together, shall constitute one and the same instrument. Any signature page to any counterpart may also be attached to another counterpart identical thereto without impairing the legal effect of the signatures thereon. Signatures to this Agreement may be delivered electronically via portable document format (“PDF”), “DocuSign” or other standard electronic transmission, and signatures so delivered shall constitute effective execution and delivery of such signature pages and shall be deemed to be the original signatures, and fully effective, for all purposes.

21. Interpretation. Each party acknowledges that it and its legal counsel have participated substantially in the drafting of this Agreement and agree that, accordingly, in the interpretation and construction of this Agreement, no ambiguity, real or apparent, in any provision hereof shall be construed against either party by reason of the role of such party or its counsel in the drafting of such provision.

22. WAIVER OF JURY TRIAL. Seller and Purchaser hereby waive trial by jury in any action, proceeding, claim and/or counterclaim brought by either against the other on any matter arising out of or connected with this Agreement.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned Purchaser and Seller have duly executed this Agreement under seal as of the dates indicated beneath their respective signatures.

PURCHASER:

BROAD STREET REALTY, INC.,

a Delaware limited liability company

By:	/s/ Michael Jacoby
Name:	Michael Jacoby
Title:	Manager
Date:	12/21/2021

SELLER:

BBL CURRENT OWNER, LLC,

a Delaware limited liability company

By:	/s/ Robert S. Sonneveldt
Name:	Robert S. Sonneveldt
Title:	Manager
Date:	12/21/2021

Escrow Agent hereby joins in the foregoing Purchase and Sale Agreement solely for the purpose of acknowledging and consenting to the provisions of Section 3 thereof regarding the Deposit.

ESCROW AGENT:

Shulman, Rogers, Gandal, Pordy & Ecker, P.A.

By:
Name:
Title:
Date:

LIST OF EXHIBITS:

Exhibit A	Legal Description of the Land
Exhibit B	List of Personal Property
Exhibit C	Rent Roll
Exhibit D	List of Service Contracts
Exhibit E	List of Assignable Warranties, Guaranties, Bonds, Etc., per Section 1.B
Exhibit F	List of Property Documents